As filed with the Securities and Exchange Commission on March 17, 2017

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

__________________________

VIVEVE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

___________________________

Delaware	3841	04-3153858
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

150 Commercial Street

Sunnyvale, California 94086

Telephone: (408) 530-1900

(Address and telephone number of principal executive offices)

___________________________

Scott Durbin

150 Commercial Street

Sunnyvale, California 94086

Telephone: (408) 530-1900

(Name, address and telephone number of agent for service)

___________________________

Copies to:

Mitchell S. Bloom, Esq. Bradley A. Bugdanowitz, Esq. Goodwin Procter LLP Three Embarcadero Center, 28th Floor San Francisco, California 94111 (415) 733-6000	Jonathan L. Kravetz, Esq. Megan N. Gates, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, Massachusetts 02111 (617) 542-6000

 __________________________

Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☒  Registration No. 333-216187

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock, $0.0001 par value per share	1,197,704	$4.10	$4,910,587.41	$569.14

(1)

Represents only the additional number of shares being registered and includes 1,125,000 shares of common stock that may be purchased by the underwriters to cover over-allotments, if any. Does not include the securities that the registrant previously registered on the Registration Statement on Form S-1 (File No. 333-216187).

(2)

The registration fee is calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the registrant’s common stock as reported by The NASDAQ Capital Market on March 15, 2017. The registrant previously registered securities at an aggregate offering price not to exceed $29,589,412.59 on a registration statement on Form S-1 (File No. 333-216187), which was declared effective by the Securities and Exchange Commission on March 16, 2017. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $4,910,587.41 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ over-allotment option.

This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Viveve Medical, Inc. is filing this registration statement with the Securities and Exchange Commission, or SEC. This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1 (File No. 333-216187), which we filed on February 23, 2017, or the Registration Statement, and which the SEC declared effective on March 16, 2017.

We are filing this registration statement for the sole purpose of increasing by $4,910,587.41 in maximum aggregate offering price of shares of our common stock to be registered for issuance and sale. The additional securities that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Registration Statement. The information set forth in the Registration Statement is incorporated by reference in this filing.

The required opinions and consents are listed on the exhibit index and filed with this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, State of California, on March 17, 2017.

VIVEVE MEDICAL, INC.

	By:	/s/ Patricia Scheller
Date: March 17, 2017		Patricia Scheller, Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patricia Scheller	Chief Executive Officer and Director
Patricia Scheller	(Principal Executive Officer)	March 17, 2017

/s/ Scott Durbin	Chief Financial Officer
Scott Durbin	(Principal Financial and Accounting Officer)	March 17, 2017

*
Debora Jorn	Director	March 17, 2017

*
Lori Bush	Director	March 17, 2017

*
Arlene Morris	Director	March 17, 2017

*
Daniel Janney	Director	March 17, 2017

*
Jon Plexico	Director	March 17, 2017

* By:	/s/ Scott Durbin
Scott Durbin, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description of Exhibit
5.1		Opinion of Goodwin Procter LLP
23.1		Consent of BPM LLP
23.2		Consent of Goodwin Procter LLP (included in Exhibit 5.1)
24.1	*	Power of Attorney

*Previously filed on the signature page to the registrant’s registration statement on Form S-1, as amended (File No. 333-216187), originally filed with the Securities and Exchange Commission on February 23, 2017 and incorporated by reference herein.